Exhibit 10.13
SECOND AMENDMENT TO THE AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
FOE II (NEW) LP
This SECOND AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF FOE II (NEW) LP, dated as of March 12, 2013 (this “Amendment”), is being executed by FIG Corp., a Delaware corporation (the “General Partner”), as the general partner of FOE II (New) LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority conferred on the General Partner by Section 10.1(a) of the Amended and Restated Agreement of Limited Partnership of Fortress Operating Entity II LP, dated as of August 21, 2012, as amended and/or supplemented from time to time (the “Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.
WHEREAS, pursuant to Section 3.2 of the Agreement, the General Partner is authorized to determine the designations, preferences and relative, participating, optional or other special rights, powers and duties of additional Units.
NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.The Agreement is hereby amended by the addition of a new exhibit, entitled “Exhibit B,” in the form attached hereto, which shall be attached to and made a part of the Agreement.
2.    Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Agreement are hereby ratified and confirmed in all respects.

693603.01-LACSR01A - MSW

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.
GENERAL PARTNER:
FIG CORP.

By:	/s/ David N. Brooks Name: David N. Brooks Title: Secretary

EXHIBIT B
PARTNERSHIP UNIT DESIGNATION OF THE
CLASS A PREFERRED UNITS
OF FOE II (NEW) LP
DESIGNATION OF THE CLASS A PREFERRED UNITS OF
FOE II (NEW) LP
1.Number of Units and Designation. A class of Preferred Units of the Partnership is hereby designated as "Class A Preferred Units," and the number of Preferred Units constituting such class shall be one hundred (100).
2.    Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned thereto in the Agreement, as modified by this Designation and the defined terms used herein. For purposes of this Designation, the following terms shall have the respective meanings ascribed below:
"Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 21, 2012, as amended, supplemented or restated from time to time.
"Annual Amount" shall mean, with respect to each Holder, for any Fiscal Year, the sum, for all Investment Vehicles in which the Holder has a Percentage Interest, of the following: (a) for every Hedge Fund in which such Holder has a Percentage Interest, the product of (i) either (x) if an Existing Hedge Fund, the Promote for such Hedge Fund that is attributable to Existing Hedge Fund AUM for such Fiscal Year, or (y) if not an Existing Hedge Fund, the NOR for such Hedge Fund that is attributable to New Hedge Fund AUM for such Fiscal Year, and (ii) such Holder's Percentage Interest in such Hedge Fund for such Fiscal Year; (b) for every PE Fund in which such Holder has a Percentage Interest, the product of (i) the NOR for such PE Fund for such Fiscal Year, and (ii) such Holder's Percentage Interest in such PE Fund for such Fiscal Year; and (c) for every Castle in which such Holder has a Percentage Interest, the product of (i) either (x) if the Castle raised capital on or prior to January 1, 2012, the excess, if any, of the NOR for such Castle for such Fiscal Year, over the NOR for such Castle for the 2011 Fiscal Year, or (y) if the Castle first raised capital after January 1, 2012, the NOR for such Castle for such Fiscal Year, and (ii) such Holder's Percentage Interest in such Castle for such Fiscal Year; provided, however, that if such Holder's employment with Fortress terminated during such Fiscal Year without Cause or due to death or Disability, then the amount specified in the foregoing clause (b) shall not be included in the computation of the Annual Amount for such Fiscal Year. If the Commencement Date for any Holder's Percentage Interest in any Investment Vehicle is after January 1 in any Fiscal Year, then the Annual Amount attributable to such Investment Vehicle for such Fiscal Year will be prorated for the remaining portion of such Fiscal Year on the basis of a 360-day year. Annual Amounts shall be determined in accordance with the Plan.
"Award Agreement" shall have the meaning set forth in the Plan.
"Castle" shall have the meaning set forth in the Plan.
"Class A Liquidating Proceeds" shall have the meaning set forth in Section 5(a) of this Designation.
"Class A Preferred Unit" shall mean a Preferred Unit with the designations, preferences and relative, participating, optional or other special rights, powers and duties set forth in this Designation.
"Commencement Date" shall mean, with respect to each Holder's Percentage Interest in any Investment Vehicle, the date on which such Holder is deemed to have acquired such Percentage Interest, as set forth on Schedule A hereto.
"Company" shall mean Fortress Investment Group LLC, a Delaware limited liability company.
"Compensation Committee" shall have the meaning set forth in the Plan.
"Designation" shall mean this Designation of the Class A Preferred Units of the Partnership.
"Determination Date" shall mean, for each Fiscal Year, the date on which the Compensation Committee shall make a final determination of the Annual Amounts for such Fiscal Year in accordance with the Plan.
"Disability" shall have the meaning set forth in the Plan.
"Distribution Account" shall mean a notional account established for each Holder when such Holder first acquires Class A Preferred Units. The initial balance of each Holder's Distribution Account shall be zero, and shall be adjusted thereafter as follows: (a) on each Determination Date, such Holder's Annual Amount for the prior Fiscal Year, if positive, shall be added to the Distribution Account; and (b) on the date of any distribution by the Partnership to such Holder, the amount (if cash) or value (if RSUs or other equity securities) of such distribution shall be deducted from the Distribution Account. For purposes of determining the value of RSUs or Class A Shares of the Company distributed for any Fiscal Year, each RSU or Class A Share shall have a value equal to the average closing price of the Company's Class A Shares over the 20 trading day period ending on the Determination Date for such Fiscal Year. For the avoidance of doubt, if a Holder's Annual Amount for a Fiscal Year is negative, it will not be deducted from such Holder's Distribution Account, but will instead be deducted from such Holder's FOE I Distribution Account.
"Distribution Payment Date" shall have the meaning set forth in Section 4(a) of this Designation.
"Existing Hedge Fund" shall have the meaning set forth in the Plan.
"Existing Hedge Fund AUM" shall have the meaning set forth in the Plan.
"Existing PE Fund" shall have the meaning set forth in the Plan.
"FOE I" shall mean Fortress Operating Entity I LP, a Delaware limited partnership.
"FOE I Distribution Account" shall mean, for any Holder who also holds any Class A Preferred Units of FOE I, such Holder's "Distribution Account," as defined in the Designation of the Class A Preferred Units of FOE I.
"Fortress" shall mean the Company and its controlled Affiliates.
"Hedge Fund" shall have the meaning set forth in the Plan.
"Holder" shall mean a holder of a Class B Preferred Unit.
"Investment Vehicle" means a Hedge Fund, a PE Fund or a Castle.
"Junior Partnership Units" shall have the meaning set forth in Section 3(a) of this Designation.
"New Hedge Fund AUM" shall have the meaning set forth in the Plan.
"New PE AUM" shall have the meaning set forth in the Plan.
"NOR" shall mean, in all cases, applying the principles used for determining "fund management distributable earnings" of Fortress, as disclosed by Fortress on its financial statements publicly filed with the SEC, with respect to a particular Investment Vehicle for a particular Fiscal Year, (a) the amount of the net management fees plus the amount of net incentive fees actually received by the Partnership, as reflected on the Partnership's internal management accounts in respect of the applicable Investment Vehicle with respect to the applicable Fiscal Year (in each case, net of rebates thereof, if any, with respect to investments by Fortress or its affiliates and revenue sharing arrangements), minus (b) the sum of (i) the applicable fund's allocable share of the costs and expenses of the Partnership related to, or incurred for the benefit of, the applicable Investment Vehicle, including, but not limited to, (A) payroll costs (including salary, benefits and discretionary bonuses), (B) direct expenses (including travel and entertainment expenses and marketing), (C) overhead expenses (including rent), (D) other operating expenses (including reserves), (E) corporate overhead (including corporate functions and the "capital formation group"), (F) fixed asset depreciation, and (G) payments to employees of the Partnership and its Affiliates and third parties under profit-sharing arrangements, and (ii) any taxes (including payroll and employment taxes, but for the avoidance of doubt, excluding any income taxes payable by the Partnership) payable in respect of the amounts set forth in clause (a) or clause (b) above with respect to the applicable Fiscal Year. For the avoidance of doubt, (i) the NOR for any Investment Vehicle may be negative for a Fiscal Year and (ii) clawback obligations on Existing PE Funds shall not be included within the NOR calculation.
"Parity Partnership Units" shall have the meaning set forth in Section 3(b) of this Designation.
"Partnership" shall mean FOE II (New) LP, a Delaware limited partnership.
"PE Fund" shall have the meaning set forth in the Plan.
"Percentage Interest" shall mean, for each Holder and any Investment Vehicle, the percentage specified for such Holder with respect to such Investment Vehicle on Schedule A hereto, which shall be modified from time to time by the General Partner in accordance with Section 12 of this Designation.
"Plan" shall mean the Fortress Investment Group LLC Principal Compensation Plan, as amended or supplemented from time to time.
"Preferred Unit" shall mean Class A Preferred Units and any other class or series of Units hereafter designated as Preferred Units by the General Partner.
"Principals Committee" shall have the meaning set forth in the Plan.
"Promote" shall have the meaning set forth in the Plan.
"RSU" shall have the meaning set forth in the Plan.
"Vested Promote Interest" shall have the meaning set forth in Section 5(a) of this Designation.
3.    Ranking. Any class or series of Units of the Partnership shall be deemed to rank:
(a)    junior to the Class A Preferred Units as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, if (i) such class or series of Units shall be Common Units, or (ii) the holders of Class A Preferred Units shall be entitled to receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of such class or series of Units (the Units referred to in clauses (i) and (ii) of this paragraph (a) being hereinafter referred to, collectively, as "Junior Partnership Units"); and
(b)    on a parity with the Class A Preferred Units as to the payment of distributions and as to the distribution of assets upon liquidation, dissolution or winding up, whether or not the distribution rates, distribution payment dates or redemption or liquidation prices per unit or other denomination thereof be different from those of the Class A Preferred Units, if the holders of such class or series of Units (collectively, "Parity Partnership Units") and the Class A Preferred Units shall be entitled to the receipt of distributions and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accumulated and unpaid distributions per unit or other denomination or liquidation preferences, without preference or priority one over the other.
4.    Distributions.
(a)    Each Holder of Class A Preferred Units will be entitled to receive, when and as declared by the General Partner, an annual distribution equal to the positive balance, if any, in such Holder's Distribution Account. Distributions may be paid in cash, RSUs, Class A Shares of the Company or other equity securities, as determined by the General Partner and in accordance with the Plan and the relevant Award Agreement. Such distributions shall be payable annually on a date (each a "Distribution Payment Date") determined by the General Partner that is no earlier than January 31 and no later than March 15 of each year. Distributions will be payable in arrears to holders as they appear on the records of the Partnership at the close of business on the last day of the Fiscal Year immediately preceding the relevant Distribution Payment Date. Class A Preferred Units will not entitle the Holders thereof to receive any distributions in excess of the annual distributions specified herein. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Class A Preferred Units that may be in arrears.
(b)    The amount of accumulated and unpaid distributions on any Class A Preferred Unit at any time shall be equal to the balance, if positive, in the Distribution Account related to such Class A Preferred Unit at such time.
(c)    When distributions are not paid in full upon the Class A Preferred Units or any Parity Partnership Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Class A Preferred Units and any Parity Partnership Units shall be declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Class A Preferred Units and accumulated and unpaid on such Parity Partnership Units. Except as set forth in the preceding sentence, unless all accumulated and unpaid distributions on the Class A Preferred Units have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, no distributions shall be declared or paid or set apart for payment by the Partnership with respect to any Parity Partnership Units.
(d)    Unless all accumulated and unpaid distributions on the Class A Preferred Units have been declared and paid, or declared and set apart for payment, or all Holders of Class A Preferred Units consent in writing, no distributions (other than distributions paid in Junior Partnership Units or options, warrants or rights to subscribe for or purchase Junior Partnership Units) may be declared or paid or set apart for payment by the Partnership, and no other distribution of cash or other property may be declared or made, directly or indirectly, by the Partnership with respect to any Junior Partnership Units, nor shall any Junior Partnership Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption or repurchase of any such Junior Partnership Units), directly or indirectly, by the Partnership (except by conversion into or exchange for Junior Partnership Units, or options, warrants or rights to subscribe for or purchase Junior Partnership Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Partnership Units.
5.    Liquidation Preference.
(a)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, before any distribution by the Partnership shall be made to or set apart for the holders of any Junior Partnership Units, to the extent possible and in accordance with Section 9.5(c) of the Agreement, each Class A Preferred Unit shall entitle the Holder thereof to receive (i) a liquidation preference equal to the amount of accumulated and unpaid distributions thereon (whether or not earned or declared) to and including the date of final distribution to such Holder (the aggregate of such sums for all Holders of Class A Preferred Units is referred to herein as the "Class A Liquidating Proceeds"), and (ii) if any portion of such Class A Preferred Unit constitutes a Promote that is vested and does not constitute deferred compensation under Code Section 409A, then such Holder shall also be entitled to receive an interest in the entity that is entitled to receive such Promote, which interest corresponds to the vested portion of such Class A Preferred Unit (a "Vested Promote Interest"); provided, however, that such Holders will not be entitled to any further payment in respect of such Class A Preferred Units. Until all Holders of the Class A Preferred Units have been paid the Class A Liquidating Proceeds in full, and all Vested Promote Interests to which they are entitled, no distribution of the Partnership will be made to any holder of Junior Partnership Units upon the liquidation, dissolution or winding up of the Partnership.
(b)    If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership, or proceeds thereof, distributable among the holders of Class A Preferred Units and holders of any Parity Partnership Units shall be insufficient to pay in full the Class A Liquidating Proceeds, the Vested Promote Interests to which any Holders are entitled and liquidating payments on any Parity Partnership Units, such assets, or the proceeds thereof, shall be distributed among the Holders of Class A Preferred Units and holders of any such Parity Partnership Units ratably in the same proportion as the respective amounts that would be payable on such Class A Preferred Units and any such Parity Partnership Units if all amounts payable thereon were paid in full.
(c)    Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, after all distributions shall have been made in full to the Holders of Class A Preferred Units and holders of any Parity Partnership Units to enable them to receive their respective liquidation preferences, any Junior Partnership Units shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Class A Preferred Units and any Parity Partnership Units shall not be entitled to share therein.
6.    Redemption by the Partnership. Class A Preferred Units shall be automatically redeemed, for no consideration, in the following circumstances:
(a)    Termination for Cause. In the event of a termination of a Holder's employment with Fortress for Cause, notice of such termination to such Holder by Fortress shall automatically effect an immediate redemption, for no consideration, of all of such Holder's Class A Preferred Units.
(b)    Voluntary Resignation. If a Holder voluntarily resigns from his or her service to Fortress, such Holder's resignation shall automatically effect an immediate redemption, for no consideration, of all of such Holder's Class A Preferred Units; provided, however, that if (i) the Holder executes a general release of claims, in the form customarily used by Fortress, within forty-five (45) days following such resignation, and such release becomes irrevocable, and (ii) any portion of such Holder's Class A Preferred Units constitutes a Promote that is vested, and does not constitute deferred compensation under Code Section 409A, then, promptly after such redemption, the Partnership shall cause to be issued or assigned to such Holder a Vested Promote Interest which corresponds to the vested portion of the Holder's Class A Preferred Units. The Partnership may defer any payment otherwise due hereunder with respect to such Holder's Class A Preferred Units until a determination has been made as to whether or not such proviso applies.
(c)    Termination without Cause or Due to Death or Disability. In the event of a termination of a Holder's employment by Fortress without Cause or due to death or Disability, the date of such termination shall automatically effect an immediate redemption, for no consideration, of all of such Holder's Class A Preferred Units; provided, however, that if the Holder (or his estate, in the case of such Holder's death) executes a general release of claims, in the form customarily used by Fortress, within forty-five (45) days following such termination, death or Disability, and such release becomes irrevocable, then (i) such redemption shall not take effect until after the distribution for the Fiscal Year in which such termination, death or Disability occurred, and (ii) if any portion of such Holder's Class A Preferred Units constitutes a Promote that is vested, and does not constitute deferred compensation under Code Section 409A, then promptly after such redemption, the Partnership shall cause to be issued or assigned to such Holder a Vested Promote Interest which corresponds to the vested portion of the Holder's Class A Preferred Units. The Partnership may defer any payment otherwise due hereunder with respect to such Holder's Class A Preferred Units until a determination has been made as to whether or not such proviso applies.
(d)    Removal of Participant. If the Compensation Committee removes a Holder from participation in the Plan upon the unanimous vote of the Principals Committee under Section 3 of the Plan, then notice of such removal to such Holder by Fortress, the Compensation Committee or the Partnership shall automatically effect an immediate redemption, for no consideration, of all of such Holder's Class A Preferred Units.
From and after the date of redemption of any Class A Preferred Units, such Units will no longer be outstanding, and distributions will cease to accumulate on such Class A Preferred Units.
7.    No Redemption at the Option of the Holder. The Class A Preferred Units shall not be redeemable at the option of Holders thereof at any time.
8.    Status of Reacquired Units. All Class A Preferred Units that have been issued and reacquired in any manner by the Partnership shall be deemed cancelled and no longer outstanding.
9.    Units Uncertificated. The ownership of the Class A Preferred Units shall not be evidenced by Certificates of Ownership.
10.    Allocations of Income and Loss; Capital Accounts. This Section 10 of this Designation shall apply to Class A Preferred Units notwithstanding anything to the contrary in Section 6.1(a) or 6.1(b) of the Agreement (but with regard to the remainder of Article VI of the Agreement). For each taxable year, each holder of Class A Preferred Units shall be allocated items of Partnership income and gain in accordance with the distributions made to such holder pursuant to Section 4 of this Designation. The items of Partnership income and gain allocated to a holder of Class A Preferred Units shall, as closely as possible, match the U.S. federal income tax character of the positive balance in each Distribution Account with respect to which a Holder received a distribution in such taxable year.
11.    Voting Rights. Except as otherwise required by applicable law or in the Agreement or as set forth in Section 12 of this Designation, the holders of Class A Preferred Units shall have no voting or approval rights with respect to any action to be taken (or not taken) by the General Partner or the Partnership.
12.    Amendment. The General Partner is authorized to amend this Designation at any time without the consent or approval of any Partners or Holders; provided, however, that if any Class A Preferred Units are outstanding, except as provided in the last sentence of this Section 12, or as provided in Section 15, the affirmative vote or consent of each Holder adversely affected shall be necessary for effecting any amendment of any of the provisions of this Designation that adversely affects the rights or preferences of a Class A Preferred Unit of such Holder. The creation or issuance of any class or series of Partnership Units, including, without limitation, any Partnership Units that may have rights junior to or on a parity with the Class A Preferred Units, will not be deemed to have an adverse effect on the rights or preferences of any Holder of Class A Preferred Units. The General Partner is authorized to amend Schedule A from time to time, without the consent or approval of any Holder or other Partner, to reflect (i) the grant or modification of awards under the Plan made by the Compensation Committee, and (ii) any redemption, repurchase or transfer of a Class A Preferred Unit.
13.    Restrictions on Transfer. Except as may be determined by the Compensation Committee or set forth in the applicable Award Agreement, the rights of a Holder with respect to Class A Preferred Units shall not be assignable or transferable by the Holder except by will or the laws of intestacy.
14.    Set-Off. To the extent permitted by Code Section 409A, the Partnership shall have the right to reduce any amount otherwise owed to a Holder with respect to such Holder's Class A Preferred Units by any amounts that are owed by such Holder to Fortress at the time of any distribution hereunder.
15.    Plan Controls. The Class A Preferred Units shall be issued only pursuant to the Plan. In the event of any inconsistency between this Designation and the Plan, the terms of the Plan shall control. The General Partner is authorized to modify or amend this Designation as it determines to be necessary or desirable from time to time to conform the terms of this Designation to the Plan, as in effect on the date hereof and as it may be modified in the future.

Signature Page to Amendment of FOE II LPA
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693603.01-LACSR01A - MSW